Exhibit 10.5

Employment Agreement

THIS IS AN AGREEMENT, effective as of January 1, 2015 by and between M Line Holdings, Inc. (“M Line”) (the “Company”) and Anthony Anish (the “Executive”). As used herein, the term “Agreement” shall mean this Employment Agreement and all schedules and exhibits thereto (as supplemented and amended from time to time).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, and the continued employment of Executive, the parties agree as follows:

1.     Definition of Terms. The following terms referred to in this Agreement shall have the following meanings for purposes of this Agreement:

(a)     Cause. “Cause” is defined as (i) a material act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that leads to material harm to the Company, (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, (iii) an act by Executive which constitutes gross misconduct or fraud and which is materially injurious to the Company.

(b)     Change of Control. “Change of Control” of the Company is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of related transactions.

2.     Employment.

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

During the Term, Executive shall serve as a Director and Chief Operating Officer (“COO”) or a position agreed to by the Company’s Board of Directors (“Board”). In such capacity, Executive will perform such duties on behalf of the Company consistent with his position as COO and as may be assigned to him from time to time by the Company’s Board.

Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company

1.          Term.

The term of the Executive’s employment under this Agreement will commence on the date first set forth above and will continue for a period of three (3) years unless earlier terminated pursuant to Section 6 of this Agreement (“Term”).

2.          Extent of Services.

During the Term, the Executive will devote his full time and best efforts to the performance of his duties under this Agreement. Executive shall at all times endeavor to act in good faith and in a manner consistent with the best interests of the Company. Without limiting the foregoing, the Executive agrees not to accept or perform consulting services, or other “free lance” activities, for any other business or non-profit entity, unless otherwise agreed to in writing by the Board. Furthermore, the Executive may only serve on the board of directors or other board of a for-profit and/or charitable corporation during the term of his employment with the Company if such service is specifically approved in writing by the Board and so long as such position does not violate any other provisions of this Agreement or interfere with the Executive’s ability to perform his job duties hereunder. A list of the organization(s) of which Executive serves as a director, a description of each such organization’s activities, and the time commitment required by Executive in the service of each such organization(s).

3.          Compensation and Benefits.

4.1         For services rendered by Executive as COO of the Company, the Company shall pay Executive a base salary of $10,000 bi-weekly, which annualizes to $260,000. This salary will be paid 75% in cash and 25% in shares of the Company at the then market value less 30% discount from market value.

4.2         Quarterly Bonus.

Executive shall be entitled to a quarterly bonus due within three weeks of the end of each quarter. This bonus is based on the gross profit of the business and is payable as follows:

First $2,000,000 gross profit,	0% commission

Thereafter	2% commission

The quarterly bonus is paid on revenues of the M Line Holdings group of companies and will be reviewed every six months to reflect any acquisitions.

4.3           Annual Bonus. Executive shall also be eligible to be considered a discretionary annual bonus after the completion of the audited financial statements of the Company for each completed calendar year of employment, the granting of which and the amount of which, if any, is to be determined in the sole discretion of the Board. If the Board decides to grant Executive an annual bonus, then such granted annual bonus payable within sixty (60) days after completion of the audited financial statements of the Company for the applicable year (the “Discretionary Bonus”);

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4.4.           Benefits. The Executive will be entitled to receive or participate in such retirement, medical, dental, life, supplemental life and other benefit programs or plans as are available to other senior executives of the Company.

4.5           Company Vehicle. Company will pay the car payment on executive’s vehicle and will provide a car allowance of $750 per month. Executive will be responsible for insurance, and maintenance on the car

4.6           Change of Control.

(a)   Termination Following A Change of Control. If, within twelve (12) months following a Change of Control, the Company terminates Executive other than for Cause or Executive voluntarily terminates as a result of a Constructive Termination, then, provided Executive also executes a general release in a form determined by the Company at the time of termination:

(i)     Executive will be entitled to receive a severance payment equal to nine (9) months of Executive’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the termination;

(ii)     The vesting of shares subject to all stock options granted by the Company to Executive prior to the Change of Control which, assuming Executive’s continued employment with the Company, would have become vested and exercisable within eighteen (18) months following the date of termination or Constructive Termination shall accelerate and become vested and exercisable as of the date of termination; and

(iii)     if (1) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and (2) Executive elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, reimbursement for health care coverage under COBRA, until the earlier of (x) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, (y) six (6) months following such termination, or (z) for such shorter period until Executive obtains new employment offering health insurance coverage.

(b)   Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay Executive all of Executive’s accrued and unused PTO through the date of (not deferred) termination; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

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4.7. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either

(a)      delivered in full, or

(b)      delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

4.8           No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

4. 9          Vacation. The Executive shall be entitled to accrue a total of four (4) weeks of paid vacation annually, at a rate of 1.75 days per month. Such vacation shall be taken with reasonable notice to the Board and at such time and in such intervals as are mutually acceptable to the Executive and the Company. Any accrued vacation must be taken in the year it accrued. Any accrued unused vacation at the end of the calendar year will be carried over into subsequent years. Executive agrees not to take more than two (2) weeks vacation at the same time.

4.10         Expenses. The Company will, upon substantiation thereof, promptly reimburse the Executive for all reasonable expenses of types authorized by the in the ordinary course of business and incurred by the Executive in connection with the Company’s business affairs. The Executive must submit a statement of these expenses with supporting documentation in accordance with accounting and reporting requirements as the Company may from time to time establish.

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4.11           Termination. A termination of the Executive’s employment with the Company for any reason by either party or for non-renewal by either party will be deemed a termination of this Agreement and the Executive shall be deemed to have resigned from any Board or other positions held with the Company. Either party may terminate this Agreement prior to the end of the Term by giving ninety (90) days prior written notice of such termination, provided that if Executive gives notice of termination, the Company may, in its sole discretion, accelerate his last day of employment without waiting for the end of the notice period and if the Company chooses to accelerate the Executive’s last day of employment, the Executive will be entitled to pay for the notice period remaining after the Executive’s last day of employment and if terminated by the company will also be entitled to the severance payment described in section 4.6 (a) (i).

5.1           Non-Disclosure.

(a)           The Executive agrees that all information and know-how, whether or not in writing, of a proprietary, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) learned by him during the Employment Period or at any time prior to the Employment Period by virtue of Executive’s prior relationship with the Company, is and will be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information includes creative ideas and concepts; contemplated or planned business ventures, projects, developments, media or marketing plans, research data, financial data, personnel data, computer programs, and client, customer and supplier lists, whether or not copyrightable, trademarkable or licensable. As applied to any actual past or present client of the Company, Proprietary Information shall include all of the foregoing. With respect to any potential client of the Company, Proprietary Information shall be limited to such of the foregoing as may be received by the Company or developed by or for the Company in connection with any actual or proposed solicitation of business from such potential client, whether initiated by the Company, the potential client or otherwise. At all times during and after the Employment Period, Executive will not, directly or indirectly, disclose any Proprietary Information to others outside the Company or, directly or indirectly, use the Proprietary Information for any unauthorized purposes or for his own benefit or the benefit of a third party without written approval by the Board, either during or after his employment, except: (i) as required in the course of performing her duties hereunder; (ii) if such Proprietary Information has become public knowledge without the fault of the Executive; or (iii) as authorized or required to be released by a court of competent jurisdiction or governmental agency.

(b)           The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, notebooks, program listings, or other written, photographic, or other tangible material, whether created by the Executive or by or with others to which Executive has access by virtue of his employment by the Company or which he creates or comes into his custody or possession during the Employment Period, is the exclusive property of the Company, to be used by the Executive only in the performance of his duties for the Company.

(c)          The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company’s business.

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5.2           Ownership of Developments.

(a)           The Executive will make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, approaches, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable, patentable or licensable, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). All Developments are considered “works made for hire” to the extent permitted under the copyright laws of the United States.

(b)           The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights, copyright applications, goodwill, and any works described above that are not considered “works made for hire” under the copyright laws of the United States. This Section 7.2(b) shall not apply to Developments which: (i) do not relate to the present or planned business, or research and development, of the Company; (ii) and which are not made and conceived by the Executive (xx) during the course of his job duties for the Company, (yy) on the Company’s or its affiliates’ premises, or (zz) using the Company’s tools, devices, equipment, financial resources, Proprietary Information or any other Company property or resources.

(c)          The Executive agrees to cooperate fully with the Company both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and trademarks (both in the United States and foreign countries) relating to Developments. The Executive further agrees to promptly disclose all Developments to the Company, and, upon request, promptly take all reasonable actions and execute and deliver, without further consideration, such assignments and other good and sufficient instruments of transfer and conveyance, and all other such documents as, in the opinion of the Company, shall be effective to vest in the Company full title thereto, or to secure for the Company the full benefit thereof, including, without limitation, the execution of all documents and the doing of all acts necessary and proper to file, obtain, maintain and enforce patent applications, patents copyrights and all other available forms of protection in the United States and all other countries of the world. To protect the Company in case Executive fails to do so, Executive hereby irrevocably appoints the President of the Company as my attorney-in-fact, empowered solely to execute in my name and deliver such documents.

5.3           Non-Solicitation.

(a)           Executive acknowledges that, prior to and during the course of his employment with the Company, Executive has been and will be exposed to, provided with, given access to the Company’s Proprietary Information and has had and will have contacts with the Company’s customers, potential customers, vendors and distribution network. Executive also acknowledges that the Company invests substantial time, money and other resources in hiring, educating and training employees and developing in its employees skills and knowledge specific to the Company and its business. As a result, Executive agrees to the restrictions set forth in this Section 7.3 for a period of six months only following termination or if the Executive leaves for any reason and acknowledges that such restrictions are tailored, reasonable and necessary to protect the legitimate business interests, including Proprietary Information, goodwill and employee relationships, of the Company.

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(b)          During the term and for a period of six months after the Executive’s employment with the Company is terminated, for any reason, by the Company or the Executive, the Executive will not, without the Board’s prior written approval, directly or indirectly, on behalf of himself or any other person or entity, in any geographic location in which the Company conducts business:

(i)          recruit, solicit or induce, or attempt to induce, or assist any individual or entity to recruit, solicit or induce, or attempt to induce, any employee or consultant of the Company to terminate his or her employment or consulting relationship with or otherwise cease or diminish his or her relationship with the Company or otherwise interfere with the relationship between any employee or consultant of the Company and the Company; or

(ii)         solicit, divert or take away, or attempt to divert or to take away, or assist any individual or entity to solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company. For purposes of this Section 7.3, a prospective client, customer or account is any individual or entity whose business is solicited by the Company, proposed to be solicited by the Company or who approaches the Company with respect to possibly becoming a client, customer, or account at any time during the Employment Period.

5.4           Enforcement, Remedies.

(a)          If any restriction set forth in this entire Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

(b)          The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for this purpose. The Executive agrees that any breach of this Section 5 will cause the Company substantial and irreparable harm for which monetary damages are not adequate and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive agrees to the award of specific performance and grant of injunctive relief to the Company requiring compliance with the provisions of Section 5 and the Company shall not be required to post a bond or provide any other security in connection with such award or grant of injunctive relief.

5.5           Survival of Obligation. The obligations of the Executive under this Section 7 will survive the termination of this Agreement.

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6.          Notices. All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

If to the Company:	M Line Holdings, Inc.
2320 E Orangethorpe Avenue
Anaheim, CA 92806

If to the Executive:	To the address set forth below the signature of the Executive or to such other address as is specified in a notice complying with this Section 8. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

7.          Modification or Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a Company officer duly authorized by the Board or a member of the Board, on the one hand, and the Executive, on the other hand.

10.         Waiver. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future. No failure or delay by the Company in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right power or remedy.

11.         Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws principles.

12.         Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

13.         Survival. The provisions of Section 7 hereof shall survive termination of this Agreement or termination of the Executive’s employment with the Company or any successor or assign regardless of the reason for such termination.

14.         Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

18.         Entire Agreement. The Executive acknowledges that, with respect to the subject matter hereof, this Agreement contains the entire understanding and agreement between the Executive and the Company, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any representative thereof.

Anthony L. Anish	M Line Holdings, inc.

/s/ Anthony L. Anish	/s/ Bruce W. Barren
Date: January 1, 2015.	By: Bruce Barren
Address:	Its: CEO
2214 Avalon Street	Date: January 1, 2015
Costa Mesa, CA 92627

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